THERMON REPORTS FOURTH QUARTER AND FULL-YEAR FISCAL 2025 RESULTS

AUSTIN, TX / ACCESSWIRE / May 22, 2025 - Thermon Group Holdings, Inc. (NYSE:THR) ("Thermon" or the "Company"), a global leader in industrial process heating solutions, today announced consolidated results for the fourth quarter ("Q4 2025") and full fiscal year ended March 31, 2025 ("Fiscal 2025").

FOURTH QUARTER FISCAL 2025 HIGHLIGHTS
(all comparisons versus the prior year period unless otherwise noted)

•Revenue of $134.1 million, an increase of 5%
•Gross profit of $59.4 million, an increase of 13%, Gross Margin of 44.3%
•Net income of $17.0 million, an increase of 68%, $0.50 EPS
•Adjusted Net Income (non-GAAP) of $18.9 million, an increase of 62%, $0.56 Adjusted EPS (non-GAAP)
•Adjusted EBITDA (non-GAAP) of $30.5 million, an increase of 29%; Adjusted EBITDA margin (non-GAAP) of 22.7%
•New orders of $138.8 million, an increase of 19%; book-to-bill ratio of 1.04x
•Net leverage ratio of 0.9x as of March 31, 2025

FULL YEAR 2025 HIGHLIGHTS
(all comparisons versus the prior year period unless otherwise noted)

•Revenue of $498.2 million, an increase of 1%
•Gross profit of $222.9 million, an increase of 5%; Gross Margin of 44.7%
•Net income of $53.5 million, an increase of 4%, $1.57 EPS
•Adjusted Net Income (non-GAAP) of $63.8 million, an increase of 3%, $1.87 Adjusted EPS (non-GAAP)
•Adjusted EBITDA (non-GAAP) of $109.2 million, an increase of 5% ; Adjusted EBITDA margin (non-GAAP) of 21.9%
•New orders of $535.7 million, an increase of 14%; book-to-bill ratio of 1.08x
•Invested $20 million in our share repurchase program. Increased authorization back to $50 million.

MANAGEMENT COMMENTARY

"I am delighted to report another year of outstanding performance in fiscal 2025, as our global team achieved record revenue and Adjusted EBITDA," stated Bruce Thames, President and CEO of Thermon. "We successfully integrated the Vapor Power and F.A.T.I. acquisitions, advanced our strategic priorities despite a challenging market environment, and concluded the year with strong fourth quarter results. Notably, we returned to organic growth, expanded our Adjusted EBITDA margins, and saw accelerating order momentum which positions us well for sustained success in fiscal 2026."

Thames continued, "Though the broader macroeconomic environment remains uncertain, we are witnessing favorable demand in several areas, including electrification, on-shoring, decarbonization, power and select areas within energy. These positive dynamics, combined with our strong customer relationships and differentiated market position, led to a 19% increase in bookings during the fourth quarter, ending with a backlog 29% higher than the previous year. This marks our fourth consecutive quarter with a positive book-to-bill ratio driven by ongoing strength in diversified end markets and by recent momentum in large capex project awards."

"Our unwavering focus on our strategic pillars and value creation framework was paramount during fiscal 2025, enabling us to navigate uneven market conditions while achieving strong performance," noted Thames. "Throughout the year, we enhanced revenue stability via our loyal installed customer base and diversified end-market strategy. We improved margins through operational efficiencies and disciplined cost management, and introduced new products to support our decarbonization and digitization strategies. As we enter fiscal 2026, our strategic priorities include continuing our Decarbonization, Digitization and Diversification growth strategy, expanding into emerging markets such as data centers and nuclear, and maintaining prudent capital allocation."

“We successfully executed on our balanced capital allocation framework during fiscal 2025, including ongoing investments in organic growth, the acquisition of F.A.T.I., and the return of capital through our authorized $50 million share repurchase program, while still maintaining a leverage profile well below our 1.5-2.0x targeted range,” stated Jan Schott, Senior Vice President and CFO of Thermon. “We invested $14 million in our share repurchase program during the fourth quarter, bringing the total amount repurchased during the year to $20 million. In support of our strategy, our Board of Directors increased our remaining share repurchase authorization back to $50 million. As a result of our strong free cash flow generation, we were also able to repay $15 million in net debt during the quarter, resulting in a quarter end net leverage ratio of 0.9x, down from 1.2x at the end of the prior year. Based on our conservative net leverage, combined with total cash and available liquidity of $137 million on March 31, 2025, we have ample financial flexibility to execute on our capital allocation strategy.”

“We enter fiscal 2026 with bookings momentum, a strong backlog, favorable trends in several key growth verticals, and a lean and efficient operating platform. That said, the broader macro backdrop and volatile trade environment create some uncertainty as we look forward. Our manufacturing footprint and diversified supply chain position us to manage through these challenges, as we have successfully done in the past. However, predicting the outcome of the tariff and trade situation and the potential impact on input costs and demand is challenging. Based on these factors, we are providing fiscal 2026 financial guidance that calls for revenue in a range of $495 million to $535 million and Adjusted EBITDA in a range of $104 million to $114 million. Given the heightened level of macroeconomic uncertainty, our guidance is based on a broad range of potential outcomes, with the mid-point of our guidance assuming the current tariff levels remain in place, resulting in margin headwinds in the first half and slowing growth in the back half of the year. While the near-term outlook may be uncertain, we are encouraged by the strong momentum going into fiscal 2026 and believe we are well positioned for long-term success. We are confident we have the right strategy and an extremely dedicated and focused team capable of executing our plans to drive continued value creation for our shareholders,” concluded Thames.

Financial Highlights	Three Months Ended March 31,			Twelve Months Ended March 31,

Unaudited, in millions, except per share data	2025	2024	% Change	2025	2024	% Change

Sales	$134.1	$127.7	5.0%	$498.2	$494.6	0.7%
OPEX Sales[1]	111.8	104.3	7.2%	422.3	375.1	12.6%
Over Time - Large Projects	22.3	23.4	(4.7)%	75.9	119.6	(36.5)%
Net Income	17.0	10.1	68.3%	53.5	51.6	3.7%
GAAP EPS	0.50	0.29	72.4%	1.57	1.51	3.8%
Adjusted Net Income [2]	18.9	11.6	62.9%	63.8	61.9	3.0%
Adjusted EPS [2]	0.56	0.34	64.7%	1.87	1.82	3.1%
Adjusted EBITDA[3]	30.5	23.6	29.2%	109.2	104.2	4.8%

% of Sales:
OPEX Sales[1]	83.4%	81.7%	170 bps	84.8%	75.8%	900 bps
Over Time - Large Projects	16.6%	18.3%	-170 bps	15.2%	24.2%	-900 bps
Net Income	12.7%	7.9%	480 bps	10.7%	10.4%	30 bps
Adjusted Net Income [2]	14.1%	9.1%	500 bps	12.8%	12.5%	30 bps
Adjusted EBITDA [3]	22.7%	18.5%	420 bps	21.9%	21.1%	80 bps

1 "OPEX Sales" (non-GAAP) represents Point-in-Time Sales plus Over Time - Small Projects. See table "Reconciliation of Point-in-Time and Over-Time Sales to OPEX Sales."
2 Represents Net income after the impact of acquisition costs, restructuring, costs associated with impairments and other charges, amortization of intangible assets, ERP implementation related costs, tax benefit from the release of uncertain tax position reserve and the tax expense/(benefit) for impact of foreign rate increases (see table, "Reconciliation of Net income to Adjusted Net Income and Adjusted EPS").
3 See table, "Reconciliation of Net income to Adjusted EBITDA."

FOURTH QUARTER FISCAL 2025 PERFORMANCE

Fourth quarter revenue was $134.1 million, an increase of 5% compared to same period last year, driven by continued momentum in OPEX revenues and contribution from F.A.T.I., partially offset by softness in large project revenue. Excluding revenue contributed from F.A.T.I., fourth quarter organic revenue increased 3%.

Gross profit was $59.4 million during the fourth quarter of fiscal 2025, an increase of 13% compared to the fourth quarter of last year resulting from organic revenue growth, more favorable revenue mix, and the contribution from F.A.T.I. Gross margin was 44.3% during the fourth quarter, up from 41.0% last year owing to a more favorable revenue mix, pricing, and productivity enhancements.

Fourth quarter selling, general and administrative expenses were $32.8 million, flat from $32.8 million, last year owing to the ongoing benefits from efficiency initiatives and effective cost management, partially offset by incremental operating expenses from the F.A.T.I. acquisition and continued investments in growth initiatives.

Adjusted EBITDA was $30.5 million during the fourth quarter, up from $23.6 million last year due to the revenue growth, more favorable mix, productivity improvements, and the contribution from F.A.T.I., partially offset by large project weakness. Adjusted EBITDA margin was 22.7% during the fourth quarter of fiscal 2025, up from 18.5% in the same period last year owing to the gross margin improvement and tight operating expense management.

Backlog was $240.3 million as of March 31, 2025, representing a $54.2 million increase, or 29%, as compared to backlog of $186.1 million at March 31, 2024. Excluding backlog attributable to F.A.T.I., backlog increased 20% on an organic basis. Orders during the fourth quarter of fiscal 2025 were $138.8 million compared to $117.0 million in the fourth quarter of fiscal 2024, an increase of $21.8 million or 19%, with a book-to-bill of 1.04x. Organic orders were up 14%.

Balance Sheet, Liquidity and Cash Flow

As of March 31, 2025, total debt was $138.9 million, cash and cash equivalents were $39.5 million, resulting in net debt of $99.4 million, down from $114.7 million on December 31, 2024. Net leverage was 0.9x at the end of the fourth quarter of fiscal 2025, down relative to 1.1x at the end of the prior quarter.

Working capital increased by 3% to $167.6 million at the end of the fourth quarter of fiscal 2025. During the fourth quarter, Free Cash Flow was $29.0 million, a decline from Free Cash Flow of $34.3 million in the same period last year. Free Cash Flow was $52.9 million for fiscal 2025, a decrease from $55.0 million for fiscal 2024. The Company repurchased $14 million in common shares under its existing share repurchase authorization during the fourth quarter and in aggregate has repurchased $20 million for the full-year fiscal 2025. In May 2025, the Board of Directors increased the share repurchase authorization back to $50 million.

Balance Sheet Highlights	Three Months Ended March 31,

Unaudited, in millions, except ratio	2025		2024			% Change

Cash and Cash Equivalents	$39.5		$48.6			(18.7)%
Total Debt	138.9		172.5			(19.5)%
Net Debt1 / TTM Adjusted EBITDA	0.9	x	1.2	x	(0.3)	x
Working Capital [2]	167.6		162.2			3.3%
Capital Expenditures	(3.1)		(3.1)			—%
Free Cash Flow [3]	29.0		34.3			(15.5)%

1 Total Company debt, net of cash and cash equivalents.
2 Working Capital equals Accounts Receivable plus Inventory less Accounts Payable.
3 See table, Reconciliation of Cash Provided by Operating Activities to Free Cash Flow.

FISCAL 2026 OUTLOOK

The following forward-looking guidance reflects the Company's current expectations and beliefs for fiscal 2026 as of May 22, 2025, and is subject to change.

	Full Fiscal Year (Ending March 31)

Unaudited, in millions, except per share data	2025 Actual	2026 Guidance

Revenue	$498.2	$495 to $535
Adjusted EBITDA (non-GAAP)	$109.2	$104 to $114

GAAP EPS	$1.57	$1.35 to $1.57
Adjusted EPS (non-GAAP)	$1.87	$1.77 to $1.99

Conference Call and Webcast Information

Thermon's senior management team, including Bruce Thames, President and Chief Executive Officer, and Jan Schott, Senior Vice President and Chief Financial Officer will discuss Q4 2025 results during a conference call today, May 22, 2025 at 10:00 a.m. (Central Time). The call will be simultaneously webcast and the accompanying slide presentation containing financial information can be accessed on Thermon's investor relations website located at http://ir.thermon.com. Investment community professionals interested in participating in the question-and-answer session may access the call by dialing (877) 407-5976 from within the United States/Canada and +1 (412) 902-0031 from outside of the United States/Canada. A replay of the webcast will be available on Thermon's investor relations website after the conclusion of the call.

About Thermon

Through its global network, Thermon provides safe, reliable and mission critical industrial process heating solutions. Thermon specializes in providing complete flow assurance, process heating, temperature maintenance, freeze protection and environmental monitoring solutions. Thermon is headquartered in Austin, Texas. For more information, please visit www.thermon.com.

Non-GAAP Financial Measures

Disclosure in this release of "Adjusted EPS," "Adjusted EBITDA," "Adjusted EBITDA margin," "Adjusted Net Income/(loss)," "Free Cash Flow," "Organic Sales," "OPEX Sales" and "Net Debt," which are "non-GAAP financial measures" as defined under the rules of the Securities and Exchange Commission (the "SEC"), are intended as supplemental measures of our financial performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). "Adjusted Net Income/(loss)" and "Adjusted EPS" (or "Adjusted fully diluted EPS") represent net income/(loss) before the impact of restructuring and other charges/(income), Enterprise Resource Planning ("ERP") system implementation related cost, costs associated with impairments and other charges, acquisition costs, amortization of intangible assets, tax expense for impact of foreign rate increases, and any tax effect of such adjustments. "Adjusted EBITDA" represents net income before interest expense (net of interest income), income tax expense, depreciation and amortization expense, stock-based compensation expense, acquisition costs, costs associated with restructuring and other income/(charges), ERP implementation related cost, and costs associated with impairments and other charges. "Adjusted EBITDA margin" represents Adjusted EBITDA as a percentage of total revenue. "Free Cash Flow" represents cash provided by operating activities less cash used for the purchase of property, plant, and equipment and net sales of rental equipment. "Organic Sales" represent revenue excluding the impact of the Company's October 2024 acquisition of F.A.T.I. "OPEX Sales" represents Point-in-Time Sales plus Over-Time Small projects. "Net Debt" represents total outstanding principal debt less cash and cash equivalents.

We believe these non-GAAP financial measures are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin or Adjusted Net Income. Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Organic Sales, OPEX Sales and Free Cash Flow should be considered in addition to, and not as substitutes for, revenue, income from operations, net income, net income per share and other measures of financial performance reported in accordance with GAAP. We provide Free Cash Flow as a measure of liquidity. Our calculation of Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, OPEX Sales and Free Cash Flow may not be comparable to similarly titled measures reported by other companies. For a description of how Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, OPEX Sales and Free Cash Flow are calculated and reconciliations to the corresponding GAAP measures, see the sections of this release titled "Reconciliation of Net income to Adjusted EBITDA," "Reconciliation of Net income to Adjusted Net Income and Adjusted EPS," "Reconciliation of Point-in-Time and Over-Time Sales to OPEX Sales" and "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow." We are unable to reconcile projected fiscal 2026 Adjusted EBITDA and Adjusted EPS to the most directly comparable projected GAAP financial measure because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of and the amount of any potential applicable future adjustments, which could be significant, we are unable to provide a reconciliation for projected fiscal 2026 Adjusted EBITDA and Adjusted EPS without unreasonable effort.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information, our fiscal 2026 full-year guidance and our ability to achieve our strategic initiatives. When used in this discussion, the words "anticipate," "assume," "believe," "budget," "continue," "contemplate," "could," "should," "estimate," "expect," "intend," "may," "plan," "possible," "potential," "predict," "project," "will," "would," "future," and similar terms and phrases are intended to identify forward-looking statements in this release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. These forward-looking statements include, but are not limited to, statements regarding: (i) our plans to strategically pursue emerging growth opportunities, including strategic acquisitions, in diverse regions and across industry sectors; (ii) our plans to secure more new facility project bids; (iii) our ability to generate more facility maintenance, repair and operations or upgrades or expansions revenue, from our existing and future installed base; (iv) our ability to timely deliver backlog; (v) our ability to respond to new market developments and technological advances; (vi) our expectations regarding energy consumption and demand in the future and its impact on our future results of operations; (vii) our plans to develop strategic alliances with major customers and suppliers; (viii) our expectations that our revenues will increase; (ix) our belief in the sufficiency of our cash flows to meet our needs for the next year; (x) our ability to integrate acquired companies and successfully divest certain businesses; (xi) our ability to successfully achieve synergies from acquisitions; and (xii) our ability to make required debt repayments.
Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) general economic conditions and cyclicality in the markets we serve; (ii) future growth of our key end markets and related capital investments; (iii) our ability to operate successfully in foreign countries; (iv) the outbreak of a global pandemic; (v) our ability to successfully develop and improve our products and successfully implement new technologies; (vi) competition from various other sources providing similar heat tracing and process heating products and services, or alternative technologies, to customers; (vii) our ability to deliver existing orders within our backlog; (viii) our ability to bid and win new contracts; (ix) the imposition of certain operating and financial restrictions contained in our debt agreements; (x) our revenue mix; (xi) our ability to grow through strategic acquisitions; (xii) our ability to manage risk through insurance against potential liabilities (xiii) changes in relevant currency exchange rates; (xiv) tax liabilities and changes to tax policy; (xv) impairment of goodwill and other intangible assets; (xvi) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (xvii) our ability to protect our trade secrets; (xviii) our ability to protect our intellectual property; (xix) our ability to protect data and thwart potential cyber-attacks and incidents; (xx) a material disruption at any of our manufacturing facilities; (xxi) our dependence on subcontractors and third-party suppliers; (xxii) our ability to profit on fixed-price contracts; (xxiii) the credit risk associated to our extension of credit to customers; (xxiv) our ability to achieve our operational initiatives; (xxv) unforeseen difficulties with expansions, relocations, or consolidations of existing facilities; (xxvi) potential liability related to our products as well as the delivery of products and services; (xxvii) our ability to comply with foreign anti-corruption laws; (xxviii) export control regulations or sanctions; (xxix) changes in government administrative policy and government sanctions, including the recently enacted tariffs on trade between the U.S. and Canada; (xxx) environmental and health and safety laws and regulations as well as environmental liabilities; (xxxi) climate change and related regulation of greenhouse gases; and (xxxii) those factors listed under Item 1A, “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, which we anticipate filing with the Securities and Exchange Commission (the "SEC") on May 22, 2025, and in any subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K or other filings that we have filed or may file with the SEC. Any one of these factors or a combination of these factors could materially affect our future results of operations and could influence whether any forward-looking statements contained or incorporated by reference in this release ultimately prove to be accurate.

Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

CONTACT:

Jan Schott, Senior Vice President and Chief Financial Officer
Ivonne Salem, Vice President, FP&A and Investor Relations
(512) 690-0600
Investor.Relations@thermon.com

Thermon Group Holdings, Inc.
Consolidated Statements of Operations
(Unaudited, in thousands except per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2025	2024	2025	2024
Sales	$134,080	$127,654	$498,207	$494,629
Cost of sales	74,649	75,267	275,311	283,065
Gross profit	59,431	52,387	222,896	211,564
Operating expenses:
Selling, general and administrative expenses	32,837	32,823	129,307	123,820
Deferred compensation plan expense/(income)	37	554	452	1,231
Amortization of intangible assets	3,419	3,423	13,681	10,158
Restructuring and other charges/(income)	5	(1,237)	(301)	984
Income from operations	23,133	16,824	79,757	75,371
Other income/(expenses):
Interest expense, net	(2,153)	(3,582)	(10,325)	(8,845)
Other income/(expense)	107	421	687	1,148
Income before provision for taxes	21,087	13,663	70,119	67,674
Income tax expense	4,116	3,580	16,604	16,086
Net income	$16,971	$10,083	$53,515	$51,588

Net income per common share:
Basic income per share	$0.51	$0.30	$1.59	$1.53
Diluted income per share	$0.50	$0.29	$1.57	$1.51
Weighted-average shares used in computing net income per common share:
Basic common shares	33,569	33,723	33,708	33,671
Fully-diluted common shares	33,986	34,239	34,058	34,067

Thermon Group Holdings, Inc.
Consolidated Balance Sheets
(Unaudited, in thousands, except share and per share data)

	March 31, 2025	March 31, 2024
Assets
Current assets:
Cash and cash equivalents	$39,537	$48,631
Accounts receivable, net of allowances of $1,230 and $1,428 as of March 31, 2025 and 2024, respectively	109,830	107,318
Inventories, net	88,980	86,321
Contract assets	19,188	16,690
Prepaid expenses and other current assets	16,526	14,010
Income tax receivable	231	1,630
Total current assets	274,292	274,600
Property, plant and equipment, net of depreciation and amortization of $75,773 and $73,422 as of March 31, 2025 and 2024, respectively	72,824	68,335
Goodwill	264,331	270,786
Intangible assets, net	115,283	127,092
Operating lease right-of-use assets	11,192	13,613
Deferred income taxes	895	1,074
Other non-current assets	16,635	12,240
Total assets	$755,452	$767,740
Liabilities and equity
Current liabilities:
Accounts payable	31,185	31,396
Accrued liabilities	35,788	31,624
Current portion of long-term debt	18,000	14,625
Borrowings under revolving credit facility	—	5,000
Contract liabilities	19,604	20,531
Lease liabilities	4,023	3,273
Income taxes payable	4,063	2,820
Total current liabilities	$112,663	$109,269
Long-term debt, net of current maturities and deferred debt issuance costs of $508 and $918 as of March 31, 2025 and 2024, respectively	120,366	151,957
Deferred income taxes	9,756	9,439
Non-current lease liabilities	9,299	12,635
Other non-current liabilities	8,053	9,553
Total liabilities	$260,137	$292,853
Equity
Common stock: $.001 par value; 150,000,000 authorized; 33,945,413 issued and 33,243,370 outstanding, and 33,730,243 shares issued and 33,722,225 outstanding at March 31, 2025 and 2024, respectively	$33	$34
Preferred stock: $.001 par value; 10,000,000 authorized; no shares issued and outstanding	—	—
Additional paid in capital	246,201	243,555
Treasury stock, common stock, at cost; 702,043 and 8,018 shares at March 31, 2025 and 2024, respectively	(20,388)	(250)
Accumulated other comprehensive loss	(72,829)	(57,235)
Retained earnings	342,298	288,783
Total equity	$495,315	$474,887
Total liabilities and equity	$755,452	$767,740

Thermon Group Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited, in thousands)
	Twelve Months Ended March 31,
	2025	2024
Operating activities
Net income	$53,515	$51,588
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,339	18,837
Amortization of debt costs	486	489
Stock compensation expense	5,244	5,754
Deferred income taxes	(1,081)	(2,079)
Reserve release for uncertain tax positions	(1,046)	84
Remeasurement (gain)/loss on intercompany balances	36	(784)
Changes in operating assets and liabilities:
Accounts receivable	(4,220)	(540)
Inventories	(698)	3,778
Contract assets and liabilities	(6,655)	(101)
Other current and non-current assets	(9,402)	(4,935)
Accounts payable	(1,156)	2,707
Accrued liabilities and non-current liabilities	3,410	(6,355)
Income taxes payable and receivable	2,346	(2,488)
Net cash provided by operating activities	$63,118	$65,955
Investing activities
Purchases of property, plant and equipment	(10,249)	(11,016)
Sale of rental equipment	65	99
Proceeds from sale of property, plant and equipment	5,759	840
Proceeds from disposal of business	—	1,027
Cash paid for acquisitions, net of cash acquired	(10,545)	(100,472)
Net cash used in investing activities	$(14,970)	$(109,522)
Financing activities
Proceeds from Term Loan A	—	100,000
Payments on Term Loan A	(28,625)	(30,872)
Proceeds from revolving credit facility	12,000	18,000
Payments on revolving credit facility	(17,000)	(27,500)
Issuance costs associated with debt financing	—	(759)
Lease financing	(58)	(28)
Issuance of common stock including exercise of stock options	632	—
Repurchase of treasury shares under authorized program	(20,138)	(250)
Repurchase of employee stock units on vesting	(3,230)	(2,058)
Net cash provided by/(used in) financing activities	$(56,419)	$56,533
Less: Net change in cash balances classified as assets held-for-sale	—	—
Effect of exchange rate changes on cash and cash equivalents	(738)	(1,055)
Change in cash and cash equivalents	$(9,009)	$11,911
Cash, cash equivalents and restricted cash at beginning of period	50,431	38,520
Cash, cash equivalents and restricted cash at end of period	$41,422	$50,431

Thermon Group Holdings, Inc.
Reconciliation of Net Income/(Loss) to Adjusted EBITDA
(Unaudited, in thousands)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2025	2024	2025	2024
GAAP Net income/(loss)	$16,971	$10,083	$53,515	$51,588
Interest expense, net	2,153	3,582	10,325	8,845
Income tax expense/(benefit)	4,116	3,580	16,604	16,086
Depreciation and amortization expense	5,578	5,762	22,339	18,837
EBITDA (non-GAAP)	$28,818	$23,007	$102,783	$95,356
Stock compensation expense	1,197	1,622	5,244	5,754
Transaction-related costs[1]	—	248	355	2,107
Restructuring and other charges/(income)[2]	456	(1,237)	292	984
ERP implementation-related costs	19	—	557	—
Adjusted EBITDA (non-GAAP)	$30,490	$23,640	$109,231	$104,201
Adjusted EBITDA %	22.7%	18.5%	21.9%	21.1%

1 Fiscal 2025 charges relate to the Vapor Power and F.A.T.I. acquisition costs and Fiscal 2024 charges were incurred in connection with the Russia Exit.
2 Net gain associated with cost-cutting measures including reduction-in-force and the facility consolidation, more than offset by the related gain on sale of our Denver manufacturing facility, of which $0.6 million are in cost of sales for the twelve months ended March 31, 2025.

Thermon Group Holdings, Inc.
Reconciliation of Net Income/(Loss) to Adjusted Net Income/(Loss) and Adjusted EPS
(Unaudited, in thousands except per share amounts)
	Three Months Ended March 31,		Twelve Months Ended March 31,
	2025	2024	2025	2024
GAAP Net Income/(loss)	$16,971	$10,083	$53,515	$51,588
Transaction-related costs[1]	—	248	355	2,107	Operating expense
Amortization of intangible assets	3,419	3,423	13,681	10,158	Intangible amortization
Restructuring and other charges/(income)[2]	456	(1,237)	292	984	Cost of Sales and Operating expense
ERP implementation-related costs	19	—	557	—	Operating expense
Tax benefit from the release of uncertain tax position reserve	(1,046)	—	(1,046)	—	Income tax expense
Tax effect of adjustments	(940)	(881)	(3,582)	(2,947)
Adjusted Net Income/(Loss) (non-GAAP)	$18,879	$11,636	$63,772	$61,890

Adjusted Fully Diluted Earnings per Common Share (Adjusted EPS) (non-GAAP)	$0.56	$0.34	$1.87	$1.82

Fully-diluted common shares	33,986	34,239	34,058	34,067

1 Fiscal 2025 charges relate to the Vapor Power and F.A.T.I. acquisition costs and Fiscal 2024 charges were incurred in connection with the Russia Exit.
2 Net gain associated with cost-cutting measures including reduction-in-force and the facility consolidation, more than offset by the related gain on sale of our Denver manufacturing facility, of which $0.6 million are in cost of sales for the twelve months ended March 31, 2025.

Thermon Group Holdings, Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Unaudited, in thousands)
	Three Months Ended March 31,		Twelve Months Ended March 31,
	2025	2024	2025	2024
Cash provided by/(used in) by operating activities	$32,058	$37,367	$63,118	$65,955
Cash provided by/(used in) by investing activities	(3,651)	(1,243)	(14,970)	(109,522)
Cash provided by/(used in) by financing activities	(28,597)	(41,005)	(56,419)	56,533

Cash provided by operating activities	$32,058	$37,367	$63,118	$65,955
Less: Cash used for purchases of property, plant and equipment	(3,071)	(3,134)	(10,249)	(11,016)
Plus: Sales of rental equipment	2	24	65	99
Free cash flow provided (non-GAAP)	$28,989	$34,257	$52,934	$55,038

Thermon Group Holdings, Inc.
Reconciliation of Point-in-Time and Over-Time Sales to OPEX Sales
(Unaudited, in thousands)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2025	2024	2025	2024
Point-in-Time Sales	$94,466	$85,989	$353,072	$300,606

Over Time - Small Projects	17,337	18,287	69,198	74,471
Over Time - Large Projects	22,277	23,378	75,937	119,552
Total Over-Time Sales[1]	$39,614	$41,665	$145,135	$194,023
Total Sales	$134,080	$127,654	$498,207	$494,629

Point-in-Time Sales	94,466	85,989	353,072	300,606
Over Time - Small Projects	17,337	18,287	69,198	74,471
OPEX Sales	$111,803	$104,276	$422,270	$375,077
OPEX Sales %	83.4%	81.7%	84.8%	75.8%

1 Over Time Sales were previously reported as a single figure and are now presented as Over Time - Small Projects and Over Time - Large Projects. Over Time - Small Projects are each less than $0.5 million in total revenue and Over Time - Large Projects are each equal to or greater than $0.5 million in total revenue.